Exhibit 10.28

CERTAIN INFORMATION CONTAINED IN THIS EXHIBIT, MARKED BY [***], HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE THE COMPANY HAS DETERMINED THAT IT IS BOTH NOT MATERIAL AND IS THE TYPE THAT THE COMPANY TREATS AS PRIVATE OR CONFIDENTIAL.

Execution Version

TCGFB, INC.

COLLABORATION AGREEMENT

This Collaboration Agreement (this “Agreement”) is entered into as of October 31, 2024 (the “Effective Date”), by and between TCGFB, Inc., a Delaware corporation (“TCGFB”) and Surrozen, Inc., a Delaware corporation (“Surrozen”). Each of TCGFB and Surrozen may be referred to individually as a “Party” and together as the “Parties”.

Recitals

Whereas, TCGFB is engaged in the research and development of pharmaceutical products;

Whereas, Surrozen has certain research and development skills and technology that may be applied to TCGFB’s research and development efforts; and

WHEREAS, the Parties desire to have Surrozen apply such skills to certain of TCGFB’s research and development efforts, on a project-by-project basis, pursuant to the terms and conditions of this Agreement.

Now, Therefore, in consideration of the foregoing and the mutual covenants and premises contained in this Agreement, the receipt and sufficiency of which are hereby expressly acknowledged, the Parties agree as follows:

AGREEMENT

1.
DEFINITIONS. As used herein, the capitalized terms set forth below shall have the following definitions.

1.1
“AAA Rules” shall have the meaning set forth in Section 11.5 below.

1.2
“Affiliate” in relation to a Party, means any corporation or non-corporate business entity (for example, a subsidiary) that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, that Party. For purposes of this definition only, “control” shall mean ownership or control, directly or indirectly, of capital stock or other equity with more than fifty percent (50%) of the voting power in the entity or the right to appoint fifty percent (50%) or more of the directors of that entity.

1.3
“Applicable Laws” means all applicable federal, national, international, state and local laws, rules, regulations and orders of any court or tribunal having the force of law, including without limitation, Governmental Authority regulations, the Food, Drug, and Cosmetic Act, current standards of Good Laboratory Practices (“GLP”) and International Conference on Harmonization guidelines, to the extent applicable.

1.4
“Auditor” shall have the meaning set forth in Section 4.3 below.
1.5
“Background Technology” shall mean [***] Intellectual Property Rights, including, to the extent covered by an Intellectual Property Right, [***] Controlled by a Party on the Effective Date or [***], in each case, is [***] or [***].
1.6
“Business Day” means a day that is not a Saturday, Sunday or a day on which banking institutions in San Francisco, California are authorized or required by Applicable Laws to remain closed.
1.7
“Confidential Information” means all data and information, tangible or intangible, whether in written, graphic, verbal or electronic form, developed by or disclosed or made available by one Party to the other Party, its employees or authorized representatives under this Agreement; provided, however, that in any event: (a) [***], (b) [***], (c) [***], and [***].

1.8
“Control” means the ability of such Party or its Affiliates (whether by ownership or license, other than pursuant to a license granted under this Agreement) to [***].
1.9
“Disqualification Event” shall have the meaning set forth in Section 8.3 below.
1.10
“FTE” means a [***], based upon a total of [***] hours per year.
1.11
“FTE Rate” means, with respect to each Surrozen Personnel FTE, a [***] rate equal to [***].
1.12
“Governmental Authority” means any federal, state, municipal, local, territorial, multi-national, or other governmental department, regulatory authority, judicial, or administrative body, whether domestic, international, or foreign, including the U.S. Food and Drug Administration, non-U.S. equivalents thereof and any successor agencies thereto.

1.13
“Indemnified Party” means the Party, along with its related entities and persons described in Section 10 hereof, entitled to indemnification pursuant to Section 10 hereof.

1.14
“Indemnifying Party” means the Party who has an indemnification obligation pursuant to Section 10 hereof.

1.15
“Intellectual Property Rights” means any and all rights, titles or interests in, arising from, or relating to inventions, ideas, discoveries, improvements, Know-How, software (including codes), data, designs, information, technology, works of authorship, including copyrights, patents and patent applications, trade secrets, and any other rights of a similar nature or character whether now existing or hereafter created, developed, arising or otherwise coming into being, in each case recognized as a proprietary right under the laws of any applicable jurisdiction.

1.16
“JSC” shall have the meaning set forth in Section 3.1 below.

1.17
“Key Employee” shall be the person named on Exhibit C attached hereto.

1.18
“Key Employee Fee” shall have the meaning set forth in Section 4.1 below.

1.19
“Key Employee Notice” shall have the meaning set forth in Section 2.3 below.

1.20
“Know-How” means any scientific or technical information in any tangible or intangible form whatsoever, whether or not patentable, including trade secrets, devices, software (including any source code), databases, practices, protocols, methods, processes (including manufacturing processes, specifications and techniques), techniques, concepts, ideas, specifications, formulations, formulae, procedures, designs for experiments and tests and results of experimentation and testing.

1.21
“Losses” means all losses, damages, liabilities, expenses and costs, including reasonable legal expense and attorneys’ fees.

1.22
“Monthly FTE Fee” shall have the meaning set forth in Section 4.1 below.

1.23
“Notice of Dispute” shall have the meaning set forth in Section 11.5 below.

1.24
“Personnel” means, with respect to a Project, the employees of a Party set forth in the corresponding Project Plan, which shall not include any [***] personnel.

1.25
“Project” means the research, study or other project described in a Project Plan.

1.26
“Project Plan” means, with respect to each Project, the specific activities to be performed by each Party, [***], in the form attached hereto as Exhibit A.

1.27
“Publication” shall have the meaning set forth in Section 2.6 below.

1.28
“Results” means all data generated or procured by Surrozen or its employees, agents, consultants, subcontractors or other representatives in the course of conducting a Project, whether in written, graphic or electronic form or contained in any computer database or in any computer readable form.

1.29
“Key Employee Notice” shall have the meaning set forth in Section 2.3 below.

1.30
“Senior Executive” shall have the meaning set forth in Section 11.5 below.

1.31
“Services” shall have the meaning set forth in Section 2.1 below.

1.32
“SOW” shall have the meaning set forth in Section 2.5 below.

1.33
“Subcontract” shall have the meaning set forth in Section 2.5 below.

1.34
“Surrozen Facilities” means premises controlled by Surrozen used to provide the Services, as set forth on Exhibit B or in an applicable Project Plan. For clarity, if any portion of the Services is to be performed by a subcontractor [***], and such subtractor’s controlled facility is added to Exhibit B or the applicable Project Plan, such facility shall be deemed part of Surrozen Facilities hereunder.

1.35
“Surrozen Foreground Technology” means an Intellectual Property Right that (a) is developed solely by Surrozen as part of its performance of this Agreement, (b) [***], (c) [***], and (d) [***].

1.36
“Surrozen Indemnitees” has the meaning set forth in Section 10.2 hereof.

1.37
“TCGFB Indemnitees” has the meaning set forth in Section 10.1 hereof.

1.38
“TCGFB Materials” means the applicable biological, chemical or other materials [***], as described in more detail in such Project Plan, and [***].

1.39
“TCGFB Product” means, if applicable, a particular TCGFB drug candidate, pharmaceutical product or other therapeutic product (including any kit or component part thereof) for which Surrozen shall conduct a Project, as expressly identified, if at all, in the applicable Project Plan. If no TCGFB Product is identified in the Project Plan, then the term “TCGFB Product” shall not apply to the Project identified in such Project Plan.

1.40
“Term” has the meaning set forth in Section 9.1 hereof.

1.41
“Third Party” means a person or entity other than (a) TCGFB and its Affiliates and (b) Surrozen and its Affiliates.

1.42
“Vivarium Services” means the provision of animal care and boarding services, including bedding, caging, feeding, cage washing and animal husbandry and the purchase of specimens on TCGFB’s behalf, in each case on commercially reasonable terms.

1.43
“Warrant” means the Warrant to Purchase Common Stock attached hereto as Exhibit E.

1.44
“Work Product” means any and all results (including all Results), products and proceeds (including interim and non-final versions) of the Project Plan, including all Services performed by Surrozen, whether tangible or intangible, including each and every invention, discovery, design, drawing, protocol, process, technique, formula, trade secret, device, compound, substance, material, pharmaceutical product, method, software program (including object code, source code, flow charts, algorithms and related documentation), listing, routine, manual and specification, whether or not patentable or copyrightable, that are made, developed, generated, perfected, designed, conceived or first reduced to practice by Surrozen (including by its employees, agents, consultants, subcontractors or other representatives), either solely or jointly with others, in the course of performing activities under or as a result of any Project Plan or this Agreement, including performing the Services, but excluding, for clarity, Surrozen Background Technology and Surrozen Foreground Technology.

2.
Scope of Activities.

2.1
Project Plans. This Agreement contains the terms and conditions under which the Parties will engage to conduct activities for Projects, on a project-by-project basis. Each Party shall perform activities hereunder only with respect to Projects set forth in written Project Plans executed by both Parties. Upon signature by both Parties, a signed Project Plan will be deemed incorporated in and will become part of this Agreement, and will be attached hereto as a new “Project Plan No. 1” as part of Exhibit A. There shall be no change to any Project Plan unless in writing and executed by both Parties, and each such written change shall be attached to the original Project Plan and incorporated therein. There shall be no minimum or maximum number of Project Plans to be entered into under this Agreement. It is anticipated that, unless otherwise set forth in a Project Plan, most of the activities set forth for in each Project Plan shall be the responsibility of Surrozen and such activities for which Surrozen is responsible may be referred to herein as “Services”. To the extent any term or provision in a Project Plan conflicts with the terms or provisions of this Agreement, the terms and provisions of this Agreement shall control, except to the extent that the relevant Project Plan expressly and specifically states an intent to supersede this Agreement on a specific matter.

2.2
Surrozen Facilities. Surrozen shall provide Services only from Surrozen Facilities. Surrozen shall use [***] efforts to segregate Services performed under this Agreement from Surrozen’s work done on behalf of itself or on behalf of any Third Party or any Surrozen Affiliate and shall not use the funding, resources and/or, facilities of any Third Party or Surrozen Affiliate without the prior written consent of the Company [***] to perform any activities under any Project Plan (which consent may be set forth in a Project Plan). Surrozen shall not perform any Services in any manner that would give any Third Party or any Surrozen Affiliate rights or access to any TCGFB Materials, TCGFB Confidential Information or Work Product, except that subcontractors [***] below may have access to TCGFB Materials or TCGFB Confidential Information to the extent required to perform the Services for which they were subcontracted. Surrozen shall ensure that the Surrozen Facilities, including vivarium facilities at which Surrozen will provide Vivarium Services, required to accomplish the Project Plans, are operated in accordance with all Applicable Laws.

2.3
Personnel Matters.

(a)
Provision of FTEs. Surrozen shall dedicate on average [***] FTEs to the uncompleted Project Plans, collectively, at all times during the term of this Agreement until all Project Plans are completed; provided, however, that the Parties acknowledge and agree that on any particular day there may be less than or more than [***] FTEs dedicated to such uncompleted Project Plans.

(b)
Invention Assignment and Confidentiality. Prior to beginning work under this Agreement relating to any Project Plan, each Surrozen Personnel shall be bound by non-disclosure and invention assignment obligations which are consistent with the obligations of Surrozen under this Agreement to the extent permitted by Applicable Laws in a form disclosed to TCGFB prior to the Effective Date. It is understood and agreed that such non-disclosure and invention assignment agreement need not reference or be specific to this Agreement.
(c)
Management of Surrozen Personnel. Surrozen will have sole authority and responsibility for recruiting, hiring, managing, compensating (including paying for all benefits, wages, special incentives, workers’ compensation and employment taxes), disciplining, firing and otherwise controlling Surrozen Personnel. If any Surrozen Personnel, other than the Key Employee, becomes unavailable to perform Services on a Project because such Surrozen Personnel is no longer an employee of Surrozen or, in Surrozen’s reasonable judgement is not appropriate for a Project, Surrozen shall provide replacement Surrozen Personnel. In no event shall [***].
(d)
Key Employee. Notwithstanding anything set forth in Section 2.3(a) or Section 2.3(c), the Parties acknowledge and agree that in addition to Surrozen Personnel who shall comprise the [***] FTEs pursuant to Section 2.3(a), Surrozen shall make available and require the Key Employee to provide Services which include oversight and strategic direction to the implementation of the Project Plan on behalf of Surrozen for no less than [***] of his full-time services to Surrozen and that such oversight and strategic direction by the Key Employee are material terms of this Agreement. In the event that the Key Employee is no longer going to be available to provide such Services for the amount of time set forth above for any reason, including Key Employee’s time commitment to other projects or Key Employee’s no longer being an employee of Surrozen, Surrozen shall provide TCGFB with no less than [***] days’ prior written notice of such unavailability, unless the reason for the Key Employee’s unavailability is the Key Employee’s Disability (as defined below), or resignation from or employment termination by Surrozen upon less than [***] days’ prior written notice to Surrozen, in which case Surrozen shall provide TCGFB with written notice of such unavailability within [***] Business Days of Key Employee’s notice of resignation to Surrozen, within [***] Business Days after Surrozen’s termination of employment of the Key Employee or within [***] Business Days after Surrozen becomes aware of Key Employee’s Disability (any such notice of the Key Employee’s unavailability, the “Key Employee Notice”). After receipt of the Key Employee Notice by TCGFB, or if Surrozen fails to send a timely Key Employee Notice and TCGFB otherwise discovers the Key Employee is unavailable to provide the Services for the time commitment set forth above for any reason other than because the Key Employee is no longer an employee of Surrozen or Key Employee’s Disability, [***]. If TCGFB does not [***]. As used herein, “Disability” shall have the meaning set forth in Section 22(e)(3) of the Internal Revenue Code of 1986, as amended.
(e)
Management of TCGFB Personnel. TCGFB will have sole authority and responsibility for recruiting, hiring, managing, compensating (including paying for all benefits, wages, special incentives, workers’ compensation and employment taxes), disciplining, firing and otherwise controlling TCGFB Personnel. If included in a Project Plan, TCGFB may perform some or all of such TCGFB Personnel activities under such Project Plan on-site at a designated portion of the Surrozen Facilities. TCGFB shall require and instruct its Personnel who are on-site at Surrozen Facilities to abide by Surrozen’s written safety and security procedures presented to

TCGFB in advance and which are not in conflict with any term of this Agreement. If any TCGFB Personnel violates any such safety and security procedures, Surrozen shall promptly inform TCGFB and may elect to have TCGFB replace any such TCGFB Personnel and update the list of TCGFB Personnel in the applicable Project Plan accordingly.
2.4
Compliance with Project Plans and Law. Each Party agrees to perform its obligations under this Agreement and each Project Plan in a competent and professional manner, in accordance with the terms and conditions contained in this Agreement and such Project Plan and in conformance with all Applicable Laws and, if applicable, current good laboratory practices. If Government Authority regulatory requirements are changed after the commencement of work under a Project Plan, each Party shall comply with such new requirements. If compliance with new regulatory requirements necessitates a change in a Project Plan, Surrozen shall seek TCGFB’s written consent to such change (not to be unreasonably withheld) and shall not perform any activities resulting from such change unless and until agreed by TCGFB.

2.5
Subcontractors. Surrozen shall not subcontract, delegate or assign any Services under a Project Plan [***]. [***]. For purposes of this Agreement, any Affiliate of Surrozen that provides Services shall be deemed to be a subcontractor who is subject to the approval of TCGFB [***]. Each [***] subcontractor shall be subject to, and Surrozen shall cause such subcontractor to be subject to, a written agreement with Surrozen which requires such subcontractor to perform in a manner consistent with Surrozen’s obligations under this Agreement, which written agreements may include master agreements Surrozen already has in effect with such subcontractor prior to engaging with such subcontractor with respect to a Project, (each, a “Subcontract”). [***], prior to entering into any statement of work, work order, project plan or similar instruction document for the subcontracted Services (each an “SOW”), [***]. Surrozen shall at all times be liable and responsible for the compliance of all subcontractors with the terms and conditions of this Agreement, the applicable Project Plan and the Subcontract Services.

2.6
Results. All Results shall be [***]. Surrozen shall [***] and pursuant to the terms of Section 5.2 below. All Results generated or collected shall be delivered to TCGFB by Surrozen as set forth in the applicable Project Plan, and [***]. In addition to any delivery times set forth in a Project Plan, Surrozen shall deliver Results to TCGFB [***], with each delivery made in a format agreed by the Parties and if no format has been agreed, by secure electronic transmission to an account designated by TCGFB. [***]. In addition, except as otherwise specified in the applicable Project Plan, Surrozen shall deliver a final report of the Results of each Project to TCGFB no event later than [***] Business Days after completion or termination of such Project or, if earlier, termination of this Agreement. TCGFB shall have the [***] right to publish or disclose any Results as TCGFB, [***]; provided, that TCGFB may not publish peer reviewed manuscripts, or give other forms of public disclosure such as abstracts and presentations (each, a “Publication”), of Results, [***]. TCGFB shall provide Surrozen the opportunity to review and comment on any such proposed Publication at least [***] calendar days for abstracts or [***] calendar days for manuscripts prior to its intended submission for publication. TCGFB shall [***] and shall comply with Surrozen’s request to remove any and all of Surrozen’s Confidential Information from the proposed Publication. In addition, TCGFB shall delay the submission for a period up to [***] calendar days in the event that Surrozen can demonstrate reasonable need for such delay for the preparation and filing of a patent application of any Surrozen Background Technology or Surrozen Foreground Technology. TCGFB shall provide Surrozen with a copy of the manuscript at the time of the submission. In the event TCGFB submits or presents any publication which discloses or uses any Results, including any manuscript, abstract, report, poster or other presentation, TCGFB shall appropriately cite contributions of Surrozen using customary standards of scientific attribution. Any copyrightable work created in connection with the performance of a Project and contained in the Results will [***].

2.7
TCGFB Materials. All TCGFB Materials shall be and remain, as between TCGFB and Surrozen, the exclusive property of TCGFB. Except for the limited license right set forth in this Section 2.7, Surrozen shall not acquire any right, title or interest in any of the TCGFB Materials. TCGFB hereby grants Surrozen a non-exclusive, non-transferable and non-sublicensable (except as necessary to [***] subcontractors for such subcontractors to perform the Services which have been subcontracted to them in accordance with the terms and conditions set forth in this Agreement), royalty-free, revocable license for the duration of the term of the applicable Project Plan to use TCGFB Materials as reasonably necessary to perform the Services for the Project as described in the Project Plan. Surrozen shall only use TCGFB Materials at Surrozen Facilities. Except as otherwise permitted under this Agreement or in a Project Plan, Surrozen will not transfer TCGFB Materials or use any Third Party facilities or Third Party Intellectual Property Rights in performing the Services without TCGFB’s prior written consent. Surrozen understands and agrees that the TCGFB Materials: (a) may have unpredictable and unknown biological or chemical properties, (b) are to be used with caution by experienced personnel and (c) may not be used for testing in or treatment of humans. Surrozen will use and dispose of the TCGFB Materials in compliance with all Applicable Laws, including any laws or regulations relating to the research, testing, production, storage, transportation, export, packaging, labeling or other authorized use of the TCGFB Materials. Without limiting the generality of the foregoing, when the Project under a Project Plan is completed, Surrozen shall return to TCGFB any remaining TCGFB Materials or, at the written request of TCGFB, shall dispose of such TCGFB Materials in a manner mutually agreed by Surrozen and TCGFB. THE TCGFB MATERIALS ARE PROVIDED “AS IS” AND WITHOUT ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION ANY IMPLIED WARRANTY OF MERCHANTABILITY, FITNESS FOR ANY PARTICULAR PURPOSE OR NON-INFRINGEMENT OF THE RIGHTS OF OTHERS.

2.8
Know-How Transfer. In addition to any deliverables set forth in each Project Plan and reports to be delivered pursuant this Agreement, upon the conclusion of each Project, Surrozen shall provide [***]; provided, that such assistance shall be limited to [***] FTE hours in the aggregate for all Projects.

2.9
Limited Right to Use Results. During the Term and, if this Agreement has not been terminated by TCGFB for a material breach by Surrozen of Section 6 or Section 7, for [***] after the Term, Surrozen, but not any successor-in-interest to Surrozen, shall have the right to use the Results [***]; provided that Surrozen shall not: (a) [***]; (b) [***]; (c) [***]; (d) use any other TCGFB of Confidential Information or other Work Product; (e) [***]; or (f) use the Results in any manner not in accordance with Applicable Laws, including privacy laws. For clarity, nothing set forth in this Section 2.9 shall be deemed a right or license granted to Surrozen to any other Work Product, TCGFB Confidential Information or TCGFB Materials.

2.10
Security. Surrozen shall implement and maintain appropriate technical and organizational measures to ensure the security of the TCGFB Confidential Information, TCGFB Materials, Results and Work Product including protection against a breach of security leading to unauthorized destruction, loss, alteration, disclosure or access. In assessing the appropriate level of security, consideration shall be given to the state of the art and industry standards. Surrozen shall conduct regular audits to ensure that its measures continue to provide an appropriate level of security. Surrozen shall promptly inform TCGFB of any unauthorized destruction, loss, alteration, unauthorized disclosure or access.

3.
Joint Steering Committee.

3.1
Formation and Purpose. Within [***] Business Days following the Effective Date, the Parties shall establish a joint steering committee (the “JSC”) and hold the first JSC meeting under this Agreement. The JSC shall serve as a discussion and information exchange forum for the Parties to: (a) to share Results, other information, ideas, guidance and the like about the Projects with the goal of providing TCGFB with information to make informed decisions with respect to the Projects, (b) to review the progress of the Projects, and (c) review and discuss each Project Plan and any suggested updates thereto with the goal of providing recommendations to the Parties for refining and adding more details to each Project Plan. The JSC shall also discuss and review the number of FTEs dedicated to each Project, including at each JSC meeting, which discussions and reviews shall include the approximate number of FTEs dedicated to each Project prior to such discussion or review, including any corresponding records in connection therewith, and Surrozen’s best estimate of the number of FTEs that will be dedicated to each Project for the duration of such Project.

3.2
JSC Composition. The JSC shall be composed of [***] representatives, with [***] representatives designated by each Party. Each Party’s JSC representatives shall have appropriate technical experience and knowledge within such Party’s organization or, in the case of TCGFB, within affiliated organizations, to fulfill the responsibilities of the JSC. Each Party may replace any or all of its representatives on the JSC with individual(s) of appropriate experience and knowledge at any time upon written notice to the other Parties. Additional representatives or consultants may from time to time, by mutual consent of the Parties, be invited to attend JSC meetings, subject to such representatives and consultants (or the representative’s or consultant’s employer) undertaking confidentiality obligations, whether in a written agreement or by operation of Applicable Laws, no less stringent than the requirements of Section 7 below. From time to time, the JSC may elect to form a working group that would meet more frequently to discuss, review and provide input on the Programs.

3.3
JSC Chairperson. TCGFB shall appoint a chairperson for each JSC meeting, which need not be the same chairperson for all JSC meetings. The chairperson’s responsibilities shall include conducting meetings, including, when feasible, ensuring that objectives for each meeting are set and achieved.

3.4
Meetings. The JSC shall meet in person at least one time per month, or more or less frequently as the Parties deem appropriate or as reasonably requested by a Party, on such dates and at such times as the Parties shall agree. The members of the JSC also may convene or be consulted from time to time by means of telecommunications, video conferences, electronic mail or correspondence, as deemed necessary or appropriate. At least one (1) JSC representative from each Party must be present at a meeting of the JSC to have a quorum.

3.5
[***]

4.
Payments MATTERS.
4.1
FTEs; Key Employee Fee; Pass-Through Fees. TCGFB shall pay Surrozen on a monthly basis a flat fee of [***] per month for Surrozen Personnel provided pursuant to Section 2.3(a) (the “Monthly FTE Fee”) during the Term and [***] per month for Services provided by the Key Employee (the “Key Employee Fee”). In addition, TCGFB shall pay the amounts billed by each [***] subcontractor pursuant to the terms of any [***] SOW under the terms of the applicable Subcontract for Services performed on behalf of Surrozen [***]. TCGFB acknowledges that the actual amount billed by any such [***] subcontractor pursuant to a [***] SOW may exceed the amount estimated for such SOW set forth in a Project Plan and TCGFB agrees to pay [***]. If the actual amount billed (or to be billed based upon receipt of an SOW) by any such [***] subcontractor pursuant to a [***] SOW exceeds the amount estimated for such SOW set forth in a Project Plan [***]. In the event that TCGFB does not [***], Surrozen shall use commercially reasonable efforts to, as soon as practicable, obtain a new [***] subcontractor to perform such Services. TCGFB shall have no obligation to pay [***]; provided that TCGFB shall be responsible for the payment of [***] and actually paid by Surrozen for any [***] SOW and such amounts shall be deemed part of the actual amount billed by any such [***] subcontractor pursuant to the terms set forth above in this Section 4.1. [***].

4.2
Invoices; Payment. Surrozen shall invoice TCGFB on a monthly basis after the end of each month for (a) the Monthly Fee, (b) the Key Employee Fee (but only while the Key Employee is providing the Services pursuant to Section 2.3(c)), and (c) the pass-through costs incurred and paid by Surrozen during such month for which TCGFB has an obligation to pay Surrozen in accordance with Section 4.1 above, inclusive of the pass-through fees set forth Exhibit D. Each invoice shall be accompanied by a detailed itemization of all pass-through costs paid by Surrozen for which TCGFB has an obligation to pay under Section 4.1 above, inclusive of Exhibit D. TCGFB shall pay each undisputed invoice within [***] days of receipt thereof. All payments shall be in US dollars. TCGFB shall not be obligated to pay any amounts in excess of the amounts set forth in Section 4.1 above, inclusive of Exhibit D. TCGFB shall notify Surrozen of any disputed invoice within [***] Business Days of its receipt or such invoice shall be deemed accepted by TCGFB. Any undisputed invoice for which payment is not received by Surrozen within [***] days of the invoice issue date is subject to interest at [***] per month until paid. Surrozen may suspend its performance obligations and the related performance schedule if any undisputed invoice is not paid by TCGFB within [***] days of receiving a notice of delinquency from Surrozen. Surrozen reserves all rights and remedies available to it in the event TCGFB breaches its payment obligations hereunder, including but not limited to suspension of Services in accordance with this Section 4.2, and/or terminating this Agreement under Section 9.2 below.

4.3
Records Audit. An independent accounting firm appointed by TCGFB and reasonably acceptable to Surrozen (the “Auditor”) and at TCGFB’s sole expense shall have the right to audit Surrozen’s financial records relating to a Project during the time such Project is ongoing under this Agreement and for two (2) years thereafter; provided, that any such audit shall be conducted upon reasonable advance notice to Surrozen and during Surrozen’s normal business hours; provided, further, that before beginning its audit, the Auditor shall execute an undertaking acceptable to Surrozen by which the Auditor agrees to keep confidential all information reviewed during the audit. Such audits shall be limited to once each calendar year and once with respect to records covering any specific period of time. Such Auditor shall not disclose Surrozen’s Confidential Information to TCGFB and shall only disclose the accuracy of the financial reports and payments furnished by Surrozen under this Agreement and the amount of any discrepancies. [***].

4.4
Warrant Issuance. As partial consideration for fulfillment of Surrozen’s obligations under this Agreement and subject to the terms and conditions of the Warrant, TCGFB shall issue to Surrozen the Warrant.
5.
Regulatory; Record Keeping.

5.1
Regulatory Inspections. If any Governmental Authority conducts, or gives notice to Surrozen of its intent to conduct, an inspection at any of Surrozen’s Facilities where any Services are being performed or to take any other regulatory action with respect to any Project or Services, Surrozen will notify TCGFB in writing [***], and [***]. Surrozen shall promptly provide TCGFB with a copy of the results from any regulatory inspection.
5.2
Record Keeping and Inspection of Records. Surrozen shall maintain records of the Services and of all documents, information, data and materials used or generated in performance of the Project Plan (including, without limitation, Work Product and Intellectual Property Rights therein) in a professional and good scientific manner in sufficient detail to properly reflect all work performed and the results achieved in performance of the Services. Such records may include books, records, reports, research notes, charts, graphs, comments, computations, analyses, recordings, photographs, computer programs and documentation thereof, computer information storage media, samples of materials and other graphic or written data generated in connection with the Services (which shall include the applicable records of all [***] subcontractors), including any data required to be maintained pursuant to all requirements of Applicable Laws. [***]. Such records shall also include the names of individuals assigned to a Project Plan for purpose of verifying inventorship, as applicable. In addition to the audit rights set forth in Section 4.3 above, during the Term and for [***] year thereafter, TCGFB shall have the right, upon at least ten (10) business days’ prior notice, to inspect, or have its designee inspect, all such records during normal business hours to the extent necessary to confirm compliance with the terms of this Agreement, including to confirm inventorship of any Work Product. TCGFB’s inspection rights under this Section 5.2 shall be limited to one (1) inspection in any calendar year, or as required in response to any Governmental Authority request. In each case, to the extent required pursuant to Section 7 below, TCGFB shall conduct the inspection, shall maintain such records and the information disclosed therein in confidence in accordance with Section 7 below, and shall use such information solely for purposes of this Agreement. Upon TCGFB’s request, Surrozen will provide to TCGFB, or its designee, an inventory of records and record types pertaining to any Project or Services, and upon request, a copy of any or all such records.

5.3
Retention of Records. Copies of all records described in Section 5.2 shall be delivered to TCGFB upon request or expiration or termination of this Agreement; provided that and subject to the provisions of Section 7 below, Surrozen may retain in its possession one copy of any and all data, documents or information related to the performance of this Agreement solely for regulatory or other legal requirements, including to determine Surrozen’s compliance with the terms and conditions of this Agreement. Except as expressly set forth in any Project Plan, Surrozen shall maintain all records relating to the Services under any Project Plan until the later of: (i) the fifth (5th) anniversary of completion of such Services; and (ii) expiration of the minimum retention period required by Applicable Laws.
6.
Ownership.

6.1
Work Product. Surrozen will promptly disclose to TCGFB any Work Product arising from the Services, any Project Plan or otherwise under this Agreement. All right, title and interest in and to all Work Product, including all Intellectual Property Rights therein, will be owned solely by TCGFB. Surrozen hereby assigns to TCGFB any and all rights that Surrozen may have or acquire in or to the Work Product and Intellectual Property Rights therein. Surrozen represents and warrants to TCGFB that each employee, agent, consultant and subcontractor of Surrozen is obligated to assign all of such person’s or entity’s interest in and to the Work Product and Intellectual Property Rights therein to Surrozen. Neither Surrozen (including its employees, agents and consultants) nor any subcontractor or any other party (other than TCGFB) shall acquire any rights of any kind whatsoever with respect to TCGFB Products or any other TCGFB Materials as a result of conducting a particular Project or performing Services. Surrozen agrees to execute such further documents and to do such further acts, at TCGFB’s expense, as may be necessary to perfect, register or enforce TCGFB’s ownership of such rights in the Work Product and Intellectual Property Rights therein, in whole or in part. TCGFB may, in its sole discretion, file and prosecute in its own name and at its own expense, patent applications on any patentable inventions within the Work Product. Upon the request of TCGFB, and at TCGFB’s expense, Surrozen will assist TCGFB in the preparation, filing and prosecution of such patent applications and will execute and deliver any and all instruments necessary to effectuate the ownership of such patent applications and to enable TCGFB to file and prosecute such patent applications in any country.

6.2
Background Technology and Surrozen Foreground Technology. As between Surrozen and TCGFB, each Party shall solely own its Background Technology. As between Surrozen and TCGFB, Surrozen shall solely own Surrozen Foreground Technology. To the extent any Surrozen Background Technology or Surrozen Foreground Technology is [***]. To the extent any Surrozen Background Technology or Surrozen Foreground Technology [***]. In the event any such Surrozen Background Technology or Surrozen Foreground Technology is or becomes covered by a patent right (including any pending patent application) Controlled in whole or part by Surrozen, [***].

6.3
No Implied Rights. Except as otherwise expressly provided herein, no rights in or interests to any Intellectual Property Rights of either Party are granted, transferred, licensed or agreed to be granted to the other Party by this Agreement, whether by implication, estoppel, reliance or otherwise.

7.
Confidentiality.
7.1
Confidentiality Obligation. In connection with this Agreement, a Party (the “Disclosing Party”) may disclose or make available Confidential Information to the other Party (the “Receiving Party”). Except as otherwise expressly provided in this Agreement, the Receiving Party will use Confidential Information only as necessary to exercise its rights or perform its obligations under and in accordance with this Agreement and shall not disclose the Disclosing Party’s Confidential Information to any person or entity except to the Receiving Party’s employees, agents, consultants and other representatives who require access to such information to accomplish the purposes of this Agreement so long as such persons and entities are under binding obligations regarding the confidentiality of Confidential Information that are consistent with, and no less protective of the Disclosing Party and its Confidential Information than are the terms set forth in this Agreement. The Receiving Party will exercise all reasonable precautions to protect the integrity and confidentiality of the Disclosing Party’s Confidential Information, but in no event less than the precautions taken by the Receiving Party to protect its own confidential information. Notwithstanding the foregoing, Confidential Information that constitutes a trade secret under any applicable law will continue until such time, if ever, as such Confidential Information ceases to qualify for trade secret protection under one or more such applicable laws other than as a result of any act or omission of the Receiving Party or any of its representatives. For clarity, TCGFB may disclose this Agreement to its bona fide investors or acquirors in connection with such party’s due diligence review efforts under terms of confidentiality. The obligations of non-use and non-disclosure shall survive for a period of [***] after the expiration or earlier termination of this Agreement.

7.2
Exceptions. The Receiving Party will have no obligations of confidentiality and non-use with respect to any Confidential Information that the Receiving Party can establish by contemporaneous written evidence: (a) was known to the Receiving Party prior to receipt from the Disclosing Party and not otherwise subject to an obligation of confidentiality to the Disclosing Party or an Affiliate of the Disclosing Party; (b) was generally known to the public prior to receipt from the Disclosing Party; (c) becomes generally known to the public through no fault or omission of the Receiving Party; or (d) was received by the Receiving Party in good faith from a third party who is not subject to an obligation of confidentiality. Specific aspects or details of Confidential Information shall not be deemed to be within the public domain or in the possession of the Receiving Party merely because such information is embraced by more general information in the public domain or in the possession of the Receiving Party. Any combination of features or disclosures shall not be deemed to fall within the foregoing exceptions merely because individual features are published or available to the general public or in the rightful possession of the Receiving Party unless the combination is published or available to the general public or in the rightful possession of the Receiving Party.

7.3
Authorized Disclosure. Notwithstanding the provisions of Section 7.1 above, the Receiving Party may disclose Confidential Information without violating its obligations under this Agreement if:

(a)
made in response to a valid order of a court or other Governmental Authority or, if such disclosure is otherwise required by Applicable Laws, including by reason of filing with securities regulators (including the U.S. Securities and Exchange Commission) or any

securities exchange on which securities issued by the Receiving Party are traded; provided that, the Receiving Party shall, to the extent not inconsistent with Applicable Law, first have given notice thereof to the Disclosing Party and given the Disclosing Party a reasonable opportunity to quash such order, to obtain a protective order or confidential treatment or to review and comment on the filing with securities regulators or securities exchange; provided, further, that the Confidential Information disclosed in response to such court or governmental order shall be limited to that information which is legally required to be disclosed in response to such court or governmental order; or
(b)
made by the Receiving Party to its attorneys, auditors, advisors, consultants, contractors, or existing or prospective collaboration partners, licensees, sublicensees, investors, partners, limited partners, acquirers, lenders, financing sources or other Third Parties, in each case, as may be reasonably necessary in connection with the performance of obligations, or exercise of rights, under this Agreement or as required under the terms of agreements with Third Parties (including [***] subcontractors of Surrozen) or as reasonably necessary for the purpose of evaluating or carrying out an actual or potential investment, acquisition or collaboration; provided that, such persons or entities shall be subject to obligations of confidentiality and non-use with respect to such Confidential Information no less restrictive than the obligations of confidentiality and non-use of the Receiving Party set forth herein; provided that with respect to disclosure of Confidential Information by TCGFB to existing or prospective investors, lenders and/or financing sources, such disclosure is under a written obligation of confidentiality that is consistent with market terms, including a shorter time during which such information must be held confidential.

Any Confidential Information disclosed pursuant to this Section 7.3 shall remain Confidential Information for all other purposes.

7.4
Injunctive Relief. Each Party, as a Receiving Party, acknowledges and agrees that due to the unique nature of a Disclosing Party’s Confidential Information, there may be no adequate remedy at law for any breach of its obligations hereunder and that any such breach may allow a Receiving Party or Third Parties unfairly to compete with the Disclosing Party, resulting in irreparable harm to the Disclosing Party. Therefore, notwithstanding anything to the contrary in the provisions of Section 11.5 below, the Parties agree that upon any breach of Section 7 by the Receiving Party, the Disclosing Party shall be entitled to seek appropriate equitable relief at the Disclosing Party’s option in either (a) a court of competent jurisdiction where such Disclosing Party resides, or (b) as provided in Section 11.5 below, as applicable, in addition to whatever remedies it might have at law in connection with any breach or enforcement of the Receiving Party’s obligations hereunder for the unauthorized use or release of any of the Disclosing Party’s Confidential Information.
8.
Representations, Warranties and Covenants.

8.1
Mutual Representations and Warranties. Each Party represents and warrants that:

(a)
Such Party is an entity duly organized, validly existing and in good standing under the Applicable Laws of the jurisdiction of its organization and has full corporate power and authority and legal right to execute, deliver and perform this Agreement.

(b)
The execution and delivery of this Agreement and the performance by it of the transactions contemplated hereby have been duly authorized by all necessary corporate action, and do not violate (a) such Party’s charter documents, bylaws, or other organizational documents; (b) any agreement, instrument, or contractual obligation to which such Party is bound; (c) any requirement of any Applicable Laws; or (d) any order, writ, judgment, injunction, decree, determination, or award of any court or Governmental Authority presently in effect applicable to such Party.
(c)
This Agreement is a legal, valid, and binding obligation of such Party enforceable against it in accordance with its terms and conditions, subject to the effects of bankruptcy, insolvency, or other laws of general application affecting the enforcement of creditor rights, judicial principles affecting the availability of specific performance, and general principles of equity (whether enforceability is considered a proceeding at law or equity).
(d)
No authorization, consent, approval, exemption of or filing or registration with any Governmental Authority under Applicable Laws or with any other person or entity is or shall be necessary for, or in connection with, the entering of this Agreement or the transactions contemplated hereby.
8.2
Surrozen Warranties and Covenants. Surrozen represents, warrants and covenants that:

(a)
Surrozen is not under any obligation, contractual or otherwise, to any person or entity that conflicts with or is inconsistent with the terms of this Agreement, or that would impede fulfillment of its obligations hereunder and is not under, and shall not become subject to, any obligation, contractual or otherwise, to any person or entity that would limit or restrict TCGFB from obtaining full assignment of all Work Product.
(b)
Surrozen shall, and shall cause all Surrozen Personnel to, conduct all activities undertaken pursuant to this Agreement in accordance with Applicable Laws.
(c)
Surrozen has and shall engage Surrozen Personnel with the proper skill, training and experience to provide the Services.

(d)
Each Subcontract will, prior to the commencement of and during the provision of any and all Services under such Subcontract, (i) provide for requirements and restrictions with respect to such Services which are substantially similar in the aggregate to those set forth in this Agreement and are no less protective of TCGFB’s rights as set forth in this Agreement, including this Agreement’s provisions of confidentiality, assignment of Work Product, safety and security requirements, protection with respect to and restricted use and handling of TCGFB Materials, record keeping, inspection and audit matters, regulatory matters and survival of rights and obligations; provided that no such Subcontract shall permit further subcontracting of any work to be performed under any Project Plan and (ii) permit the assignment of the rights and obligations with respect to each applicable SOW thereunder and each such SOW itself to TCGFB.

8.3
No Debarment. Surrozen hereby represents, warrants and covenants that none of Surrozen, Surrozen Personnel or any subcontractor or any of their respective personnel: (i) has been debarred or is the subject to a pending debarment, or will use in any capacity in connection with the Services any person who has been debarred or is subject to a pending debarment, pursuant to section 306 of the United States Food, Drug and Cosmetic Act, 21 U.S.C. § 335a (or any foreign equivalent), (ii) is ineligible to participate in any national, federal or state healthcare program or procurement or non-procurement program (as that term is defined in 42 U.S.C. 1320a-7b(f)) (or any foreign equivalent), (iii) is disqualified by any Governmental Authority from performing specific services or is subject to a pending disqualification proceeding, or (iv) has been convicted of a criminal offense related to the provision of healthcare items or services or is subject to any such pending action (each of clauses (i) through (iv) above, a “Disqualification Event”). In the event that during the term of this Agreement any of Surrozen, Surrozen Personnel or any subcontractor or any of their respective personnel is subject any of the foregoing, or if any action, suit, claim, investigation or proceeding relating to the foregoing is pending, or, to Surrozen’s knowledge, is threatened, Surrozen will immediately notify TCGFB in writing and TCGFB will have the right to terminate this Agreement upon written notice to Surrozen. Surrozen further represents and warrants that it has not used, and covenants that it will not use, in any capacity, the services of any individual, corporation, partnership, institution or association which is subject to a Disqualification Event. In the event Surrozen becomes aware that any individual, corporation, partnership, institution or association providing services to Surrozen which directly or indirectly relate to Surrozen’s activities under this Agreement is subject to a Disqualification Event, or has received notice of a Disqualification Event, Surrozen will immediately notify TCGFB in writing and TCGFB will have the right to terminate this Agreement upon written notice to Surrozen.

8.4
Disclaimer of Warranties. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, NEITHER PARTY MAKES ANY REPRESENTATION OR WARRANTY TO THE OTHER PARTY OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF TITLE, NON-INFRINGEMENT, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

8.5
Limitation of Liability. EXCEPT FOR BREACH OF SECTION 7 ABOVE, IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER FOR ANY LOST PROFITS, LOST SAVINGS, OR ANY OTHER INCIDENTAL, SPECIAL, EXEMPLARY, OR CONSEQUENTIAL DAMAGES, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT; provided, however, that this Section 8.5 shall not be construed to limit either Party’s indemnification obligations under Section 10 below. ADDITIONALLY, SURROZEN’S MAXIMUM AGGREGATE LIABILITY, IF ANY, PURSUANT TO THIS AGREEMENT, SHALL BE LIMITED TO [***].

9.
Term and Termination.

9.1
Term. The term of this Agreement shall commence on the Effective Date and, unless earlier terminated in accordance with this Section 9, shall expire on the second (2nd) anniversary of the Effective Date (the “Term”), except that if Services under any Project Plan are in progress on the second (2nd) anniversary of the Effective Date, upon TCGFB’s written election, the Term shall expire upon completion of such Services. This Agreement may be renewed for additional periods if agreed in a writing signed by both Parties.

9.2
Termination for Material Breach. A Party may terminate this Agreement or any Project Plan for material breach of this Agreement or any Project Plan by the other Party upon [***] days’ prior written notice specifying the nature of the breach if such breach has not been cured within such thirty (30)-day period. If such notice of breach is for breach of a Project Plan, such notice shall indicate the specific Project Plan under which such breach is claimed. [***]. It is understood and agreed that during the pendency of such dispute, all of the terms and conditions of this Agreement shall remain in effect and the Parties shall continue to perform all of their respective obligations hereunder. Any termination pursuant to this Section 9.2 shall be in addition to other remedies the non-breaching Party may have under this Agreement or Applicable Laws. For clarity, the failure of Surrozen to dedicate [***] FTEs at any single point in time during the Term to uncompleted Project Plans shall not constitute a material breach of this Agreement.

9.3
Termination for Convenience. TCGFB may terminate this Agreement or any Project Plan at any time upon [***] days’ prior written notice to Surrozen. Surrozen may terminate this Agreement or any Project Plan at any time upon [***] days’ prior written notice to TCGFB if Surrozen: (a) makes an assignment for the benefit of creditors, (b) becomes the subject of any bankruptcy reorganization or similar insolvency relief, (c) [***]; or (d) [***].
9.4
Consequences of Termination. In the event of early termination of any individual Project Plan for a Project, or in the event of termination of this Agreement and all Project Plans for all Projects, TCGFB shall pay to Surrozen all sums owing to Surrozen for Services completed up to the effective termination date of such Project Plan(s) and all non-cancelable obligations reasonably incurred before the effective date of termination pursuant to such Project Plan(s). Subject to the preceding sentence, Surrozen shall refund to TCGFB any prepaid amounts not earned by Surrozen prior to the date of such termination.
9.5
Survival Upon Termination. Expiration or termination of this Agreement or a Project Plan will not relieve the Parties of any obligation accruing prior to such expiration or termination. Sections 1, 2.6, 2.7, 2.8, 2.9, 4.3, 5, 6, 7, 8.4, 8.5, 9.4, 9.5, 10 and 11 hereof shall survive expiration or termination of this Agreement, as well as any rights or obligations which accrued prior to the expiration or termination of this Agreement and all applicable defined terms.

10.
Indemnification.

10.1
Surrozen Indemnification. Surrozen hereby agrees to defend, hold harmless and indemnify TCGFB and its Affiliates and each of their respective officers, directors, employees, consultants, contractors and agents (“TCGFB Indemnitees”) from and against any and all Losses to which any such TCGFB Indemnitee may become subject as a result of any claim, demand, action or other proceeding by any Third Party to the extent such Losses arise out: (a) the breach by Surrozen of any representation, warranty, covenant or agreement made by it under this Agreement (or by any Surrozen subcontractor under the applicable Subcontract); (b) the gross negligence or willful misconduct of any Surrozen Indemnitee (or by any Surrozen subcontractor); or (c) any claim that any Surrozen Background Technology, Surrozen Foreground Technology or

any other technique or process used by Surrozen or its subcontractors in connection with the Services infringes or misappropriates a Third Party’s Intellectual Property Rights, except in each case to the extent such Losses result from the breach by TCGFB of any warranty, covenant or agreement, or any misrepresentation, made by TCGFB under this Agreement or the gross negligence or willful misconduct of any TCGFB Indemnitee.

10.2
TCGFB Indemnification. TCGFB hereby agrees to defend, hold harmless and indemnify Surrozen and its Affiliates and each of their respective officers, directors, employees, consultants, contractors and agents (“Surrozen Indemnitees”) from and against any and all Losses to which any such Surrozen Indemnitee may become subject as a result of any claim, demand, action or other proceeding by any Third Party to the extent such Losses arise out of: (a) the breach by TCGFB of any representation, warranty, covenant or agreement made by it under this Agreement; (b) the gross negligence or willful misconduct of any TCGFB Indemnitee; or (c) the research, development, manufacture, use, sale, commercialization or exploitation of any TCGFB Material, TCGFB Product or Work Product by or on behalf of TCGFB, its Affiliates or their respective licensees (including product liability and patent infringement claims), except in each case to the extent such Losses result from the breach by Surrozen of any warranty, covenant or agreement, or any misrepresentation, made by Surrozen under this Agreement (or by any Surrozen subcontractor under the applicable Subcontract), the gross negligence or willful misconduct of any Surrozen Indemnitee (or of any Surrozen subcontractor) or any claim of infringement or misappropriation any of Third Party Intellectual Property Right arising out of any Surrozen Background Technology, any Surrozen Foreground Technology or any other technique or process used by Surrozen or its subcontractors in connection with the Services.

10.3
General Conditions of Indemnification. An Indemnifying Party’s obligations set forth in Section 10.1 or 10.2 above are conditioned upon the Indemnified Party’s: (a) providing written notice to the Indemnifying Party of any claim, demand or action arising out of the indemnified activities within [***] days after the Indemnified Party has knowledge of such claim, demand or action (provided, however, that failure to so notify shall not preclude the Indemnified Party’s right to indemnification hereunder unless the Indemnifying Party is actually prejudiced by such failure); (b) permitting the Indemnifying Party to assume full responsibility and authority to investigate, prepare for and defend against any such claim or demand; (c) assisting the Indemnifying Party, at the Indemnifying Party’s reasonable expense, in the investigation of, preparation for and defense of any such claim or demand; and (d) not compromising or settling such claim or demand without the Indemnifying Party’s written consent.

10.4
Insurance. Each Party, at its own expense, shall secure and maintain in full force and effect throughout the term of this Agreement insurance coverage for general commercial liability in commercially reasonable amounts in light of such Party’s obligations hereunder (but, in the case Surrozen, no less than US$[***] of coverage) with a reputable A-rated insurance company. In addition, each Party shall secure and maintain in full force and effect throughout the term of this Agreement workers’ compensation insurance in the amount required by the laws of any state in which any of such Party’s employees performing Services hereunder are located. Each Party shall provide a certificate of insurance evidencing the required coverage under this Section 10.4 to the other Party upon request.

11.
General Provisions.

11.1
Independent Contractor Relationship. Each Party’s relationship with the other Party will be that of an independent contractor and nothing in this Agreement should be construed to create a partnership, joint venture or employer-employee relationship. Neither Party is an agent of the other Party, nor is it authorized to make any representation, contract or commitment on behalf of the other Party. Each Party will be solely responsible for all tax returns and payments required to be filed with or made to any federal, state or local tax authority with respect to the other Party’s performance under this Agreement.

11.2
Press Releases; Use of Names. Except as set forth in Section 2.6, Section 7.3 above or as attached hereto as Exhibit F, no Party shall issue any press release or public statement disclosing information relating to this Agreement or the transactions contemplated hereby (or the terms hereof) without the other Parties’ prior written consent and TCGFB shall have the exclusive right to, and the sole decision-making authority in all matters related to, issuing or making any press release, public statement, publications, presentations or otherwise disclosing information with respect to any Work Product without requiring the prior consent of Surrozen, subject to the provisions of Section 2.6. Notwithstanding any provision to the contrary set forth in this Agreement, no Party shall use the other Party’s name or the names of the other Party’s employees in any advertising, sales, promotional material or in any publication without prior written permission of the other Party.

11.3
Force Majeure. In the event of a delay caused by inclement weather, fire, flood, act of war, act of terrorism, act of God, act of Governmental Authority, or any like cause beyond the control of the Parties, the Party or Parties so affected shall be excused from performance hereunder for the period of time attributable to such delay, which may extend beyond the time lost due to one or more of the causes mentioned above. The delayed Party shall promptly notify the other Party in writing of the delaying event and shall promptly undertake all reasonable efforts necessary to cure such force majeure circumstances. In the event a Party suspends its performance for a period of one or more months due to a force majeure, the Parties may consult in good faith to develop and implement a plan for mitigating the same

11.4
Governing Law. This Agreement and any Dispute arising from the performance or breach hereof shall be governed by and construed in accordance with the laws of the State of California, without reference to conflicts of laws principles.

11.5
Dispute Resolution. Any dispute arising out of or relating to the Agreement, or the breach, termination or validity thereof (a “Dispute”), shall be finally resolved pursuant to this Section 11.5. If a Dispute arises, the Parties agree that they shall attempt in good faith to resolve the Dispute by negotiation by (a) TCGFB’s President and (b) Surrozen’s Chief Operating Officer (each, a “Senior Executive”). Any Party may refer a Dispute to the applicable representative of the other Parties by serving notice that such Dispute has arisen and demand that negotiations commence (“Notice of Dispute”). If the Senior Executives do not resolve such Dispute within [***] Business Days after referral of such Dispute to them, then, at any time after such [***] Business Day period, a Party may proceed to arbitration in accordance with Section 11.5(a) with respect to such Dispute.

(a)
Arbitration. Subject to Section 11.5(b), any Dispute not resolved within [***] Business Days (or within such other time period as may be agreed to by Parties) following escalation to Senior Executives shall be finally settled by binding arbitration under the Rules of Arbitration of the American Arbitration Association (the “AAA Rules”) in accordance with this Section 11.5(a). Any disputes concerning the propriety of the commencement of the arbitration or the scope or applicability of this agreement to arbitrate shall be finally settled by the arbitrator(s). The arbitration shall be conducted by an arbitrator mutually selected by the Parties; provided, however, (a) if the Parties are unable to mutually agree upon the selection of a single arbitrator within [***] Business Days following the referral of such Dispute to arbitration; or (b) with respect to any Dispute for which a Party is seeking an injunction or other equitable relief or aggregate damages sought in excess of [***] USD[***], in each case ((a) or (b)), then, the arbitration shall be conducted by a panel of three (3) arbitrators, with (i) each Party appointing one (1) arbitrator within [***] Business Days following the referral of such Dispute to arbitration, and (ii) within ten (10) Business Days following their appointment, the two (2) arbitrators so selected by the Parties shall then select the third arbitrator. The place of arbitration shall be San Francisco, California and the language of the arbitration shall be English. The Parties submit to the non-exclusive jurisdiction of the U.S. Federal District Court located in San Francisco, California for the limited purpose of enforcing the Parties’ agreement to arbitrate any such Dispute in accordance with this Section 11.5(a) and to seek interim equitable relief pursuant to Section 11.5(b). The arbitrator(s) shall award to the prevailing Party, if any, as determined by the arbitrator(s), the prevailing Party’s cost, fees and expenses incurred in connection with such arbitration.
(b)
Injunctive Relief. Nothing in this Section 11.5 shall preclude any Party from seeking interim equitable relief from a court of competent jurisdiction, including a temporary restraining order, preliminary injunction or other interim equitable relief, concerning a Dispute or limit the generality of Section 11.6.
(c)
Confidentiality. All dispute resolution proceedings undertaken by the Parties pursuant to this Section 11.5, including any arbitration proceeding, shall be confidential and the Parties’ shall take appropriate measures to safeguard each Party’s Confidential Information. Except as required by Applicable Law, no Party shall make (or instruct any Third Party, including any mediator or arbitrator(s), to make) any public announcement with respect to the dispute resolution proceedings or any final resolution of any Dispute hereunder, including any decision of an arbitrator(s) pursuant to Section 11.5(a) in each case, without prior consent of the other Party. The existence of any Dispute under this Section 11.5, and any final resolution, decision or award reached or granted pursuant to this Section 11.5 shall be kept in confidence by the Parties and any mediator or arbitrator(s), as applicable, except as required in connection with the enforcement of such final resolution, decision or award or as otherwise required by Applicable Law. Notwithstanding the foregoing, each Party shall have the right to disclose information regarding any dispute resolution proceedings undertaken pursuant to this Section 11.5 to the same extent as it may disclose Confidential Information of the other Party in accordance with Section 7.
11.6
Injunctive Relief. Surrozen hereby acknowledges and agrees that, in addition to the provisions of Section 7.4 above, in the event of Surrozen’s breach of any provision of this Agreement relating to TCGFB Materials or Intellectual Property Rights, TCGFB would suffer an irreparable injury such that no remedy at law would adequately protect or appropriately compensate TCGFB for such injury. Accordingly, Surrozen agrees that TCGFB shall have the right to seek enforcement of this Agreement and any of such provisions by injunction, specific performance or other equitable relief, without bond and without prejudice to any other rights and remedies that TCGFB may have for a breach of this Agreement.

11.7
Entire Agreement; Amendment. This Agreement, together with all Exhibits attached hereto (each of which is incorporated herein by reference), constitute the final, complete and exclusive agreement of the Parties with respect to the subject matter hereof and supersedes all prior understandings and agreements relating to its subject matter. This Agreement (including any Project Plan) may not be changed, modified, amended or supplemented except by a written instrument signed by authorized representatives of TCGFB and Surrozen.

11.8
Non-Waiver. No failure or delay of one of the Parties to insist upon strict performance of any of its rights or powers under this Agreement shall operate as a waiver thereof, nor shall any other single or partial exercise of such right or power preclude any other further exercise of any rights or remedies provided by law. To be effective, any waiver by a Party of a particular provision or right shall be in writing, shall be as to a particular matter and, if applicable, for a particular period of time and shall be signed by such Party.

11.9
Severability. If any provision of this Agreement is found by a court of competent jurisdiction (or arbitrator, as applicable) to be unenforceable, then such provision will be construed, to the extent feasible, so as to render the provision enforceable, and if no feasible interpretation would save such provision, it will be severed from the remainder of this Agreement. The remainder of this Agreement will remain in full force and effect, unless the severed provision is essential and material to the rights or benefits received by either Party. In such event, the Parties will negotiate, in good faith, and substitute a valid and enforceable provision or agreement that most nearly implements the Parties’ intent in entering into this Agreement.

11.10
Successors and Assigns. Neither this Agreement nor any rights or obligations hereunder may be assigned or otherwise transferred by either Party without the prior written consent of the other Party; provided, however, that each Party may assign this Agreement and its rights and obligations hereunder without the consent of the other Party to a successor-in-interest of such assigning Party in connection with the transfer or sale of all or substantially all of the assigning Party’s business whether by merger, sale of stock, sale of assets or otherwise. The rights and obligations of the Parties under this Agreement shall be binding upon and inure to the benefit of the respective successors and permitted assigns of the Parties, and the name of a Party appearing herein will be deemed to include the name of such Party’s successors and permitted assigns to the extent necessary to carry out the intent of this Section 11.10. Any assignment not in accordance with this Section 11.10 shall be void.

11.11
Notices. Any notice or other communications given or made pursuant to this Agreement shall be in writing (including electronic mail) and shall be deemed effectively given upon the earlier of actual receipt or (i) personal delivery to the Party to be notified; (ii) when sent, if sent by electronic mail during the recipient’s normal business hours, and if not sent during normal business hours, then on the recipient’s next business day; (iii) five days after having been sent by registered or certified U.S. mail, return receipt requested, postage prepaid; or (iv) one business day after the business day of deposit with a nationally recognized overnight courier, freight prepaid, specifying next-day delivery, with written verification of receipt. All notes and other communications shall be sent to the Parties at their respective addresses as set forth below, or in any case to such email address or address as subsequently modified by written notice given in accordance with this Section 11.11.

If to TCGFB: TCGFB, Inc.

c/o The Column Group

1 Letterman Drive, Building D, Suite DM-900

San Francisco, CA 94129

Attention: President

Email: [***]

If to Surrozen: Surrozen, Inc.

171 Oyster Point Blvd., #400

South San Francisco, CA 94080

Attention: [***]

E-mail: [***]

11.12
Non-Solicitation. To the extent allowed under Applicable Law, during the Term neither Party shall recruit, hire, engage, or solicit any of the other Party’s employees who were involved in the performance of any Services hereunder to terminate their employment or relationship with such Party. The foregoing does not prohibit a Party from hiring any employee of the other Party who responds to general advertisements not specifically targeted at such employee.

11.13
Interpretation. The headings contained in this Agreement are intended only to facilitate use of this Agreement and must not be used to interpret any of its provisions. All references in this Agreement to the singular shall include the plural where applicable. Unless otherwise specified, references in this Agreement to any section shall include all subsections. All references to days in this Agreement shall mean calendar days, unless otherwise specified. Where a word or expression is defined in Section 1, other parts of speech and grammatical forms of the word or expression used in this Agreement in a capitalized form have corresponding meanings. References to “includes” or “including” are to be construed without limitation. References to “written” or “in writing” include any means of visible representation. References to “or” shall be interpreted to mean “and/or” unless the context of the use plainly means otherwise. Unless otherwise specified, references in this Agreement to the consent or approval of a Party or of the Parties shall mean such Party’s or each Party’s, as applicable, consent or approval in its sole and absolute discretion. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Ambiguities and uncertainties in this Agreement, if any, shall not be interpreted against either Party, irrespective of which Party may be deemed to have caused the ambiguity or uncertainty to exist. This Agreement has been prepared in the English language, and the English language shall control its interpretation. In addition, all notices required or permitted to be given hereunder, and all written, electronic, oral or other communications between the Parties regarding this Agreement, shall be in the English language.

11.14
Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act or other applicable law) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

[Signature page follows.]

In Witness Whereof, the Parties have by duly authorized persons executed this Agreement as of the Effective Date.

TCGFB: TCGFB, INC.		Surrozen: SURROZEN, INC.
By:	/s/ Mridula Ray	By:	/s/ Charles Williams
Name:	Mridula Ray	Name:	Charles Williams
Title:	President	Title:	Chief Operating Officer and Chief Financial Officer

Exhibit A

PROJECT PLAN NO. 1

[***]

Exhibit B

SURROZEN FACILITIES

171 Oyster Point Blvd #400, South San Francisco, CA 94080

Exhibit C

KEY EMPLOYEE

[***]

Exhibit D

THIRD PARTY COSTS

[***]

Exhibit E

WARRANT

[***]

Exhibit F

JOINT PRESS RELEASE

SURROZEN AND TCGFB, INC. ANNOUNCE STRATEGIC RESEARCH COLLABORATION TO DEVELOP TGF-Β ANTIBODIES FOR IDIOPATHIC PULMONARY FIBROSIS

Research collaboration to leverage Surrozen’s antibody research capabilities and expertise to discover a potential first in class treatment for patients with Idiopathic Pulmonary Fibrosis

SOUTH SAN FRANCISCO, Calif., Nov. 04, 2024 (GLOBE NEWSWIRE) -- Surrozen, Inc. (“Surrozen” or the “Company”) (Nasdaq: SRZN), a company pioneering targeted therapeutics that selectively activate the Wnt pathway for tissue repair and regeneration, today announced a strategic research collaboration with privately-held TCGFB, Inc. (“TCGFB”) to discover antibody therapeutics targeting Transforming Growth Factor Beta (TGF-β) for the potential treatment of patients with idiopathic pulmonary fibrosis (IPF).

Under the terms of the agreement, Surrozen will provide antibody discovery services for a period of up to two years. TCGFB will own all TGF-β product related intellectual property. In exchange for Surrozen’s research services, TCGFB will pay Surrozen up to $6 million in the aggregate, plus any third-party costs, and will issue Surrozen a warrant for up to 3,380,000 shares of TCGFB common stock at an exercise price of $0.0001 per share based on certain vesting conditions.

“We are excited to provide our discovery capabilities and expertise in antibody engineering to TCGFB through this strategic research collaboration,” said Craig Parker, President and Chief Executive Officer of Surrozen. “Idiopathic pulmonary fibrosis is a devastating disease, and we look forward to working with TCGFB to discover antibodies targeting TGF-β as a potential novel, first-in-class therapeutic approach to address the underlying pathology.”

About Surrozen

Surrozen is a clinical stage biotechnology company discovering and developing drug candidates to selectively modulate the Wnt pathway. Surrozen is developing tissue-specific antibodies designed to engage the body’s existing biological repair mechanisms with a current focus on severe liver and eye diseases. For more information, please visit www.surrozen.com.

About TCGFB

TCGFB is a biotechnology company founded by The Column Group. The company is focused on developing novel antibodies targeting TGF-β for the potential treatment of patients with idiopathic pulmonary fibrosis.

Forward Looking Statements

This press release contains certain forward-looking statements within the meaning of the federal securities laws. Forward-looking statements generally are accompanied by words such as “will,” “plan,” “intend,” “potential,” “expect,” “could,” or the negative of these words and similar expressions that predict or indicate future events or trends or that are not statements of historical matters. These forward-looking statements include, but are not limited to, statements regarding the research collaboration agreement with TCGFB, Inc., the potential of TGF-β to be a novel, first-in-class therapeutic approach to address IPF, Surrozen’s discovery, research and development activities, in particular its development plans for its product candidates (including anticipated clinical development plans and timelines, the availability of data and such data supporting regulatory filings necessary for commencing clinical trials, the potential for such product candidates to be used to treat human disease, as well as the potential benefits of such product candidates), the Company’s partnership with Boehringer Ingelheim, including the potential for future success-based development, regulatory, and commercial milestone payments, in addition to mid-single digit to low-double digit royalties on sales, the potential of Surrozen’s platform and proprietary technologies to overcome the limitations in pursuing the Wnt pathway as a therapeutic strategy, and the potential for the modulation of the Wnt signaling pathways to treat degenerative diseases and tissue injuries. These statements are based on various assumptions, whether or not identified in this press release, and on the current expectations of the management of Surrozen and are not predictions of actual performance. These forward-looking statements are provided for illustrative purposes only and are not intended to serve as, and must not be relied on as a guarantee, an assurance, a prediction, or a definitive statement of fact or probability. Actual events and circumstances are difficult or impossible to predict and will differ from assumptions. Many actual events and circumstances are beyond the control of Surrozen. These forward-looking statements are subject to a number of risks and uncertainties, including the initiation, cost, timing, progress and results of research and development activities, preclinical and clinical trials with respect to its product candidates; the Company’s ability to fund its preclinical and clinical trials and development efforts, whether with existing funds or through additional fundraising; Surrozen’s ability to identify, develop and commercialize drug candidates; Surrozen’s ability to successfully complete preclinical and clinical studies for its product candidates; the effects that arise from volatility in global economic, political, regulatory and market conditions; and all other factors discussed in Surrozen’s Annual Report on Form 10-K for the year ended December 31, 2023 and Surrozen’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2024 as filed with the Securities and Exchange Commission (“SEC”) under the heading “Risk Factors,” and other documents Surrozen has filed, or will file, with the SEC. If any of these risks materialize or our assumptions prove incorrect, actual results could differ materially from the results implied by these forward-looking statements. There may be additional risks that Surrozen presently does not know, or that Surrozen currently believes are immaterial, that could also cause actual results to differ from those contained in the forward-looking statements. In addition, forward-looking statements reflect Surrozen’s expectations, plans, or forecasts of future events and views as of the date of this press release. Surrozen anticipates that subsequent events and developments will cause its assessments to change. However, while Surrozen may elect to update these forward-looking statements at some point in the future, Surrozen specifically disclaims any obligation to do so, except as required by law. These forward-looking statements should not be relied upon as representing Surrozen’s assessments of any date after the date of this press release. Accordingly, undue reliance should not be placed upon the forward-looking statements.

Investor and Media Contact:

Investorinfo@surrozen.co